Exhibit 10.10

WAIVER AND NINTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS WAIVER AND NINTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of August 31, 2009 by and among PANTHER II TRANSPORTATION, INC., an Ohio corporation (“Borrower”), PANTHER EXPEDITED SERVICES, INC., a Delaware corporation f/k/a PTHR Holdings, Inc. (“Holdings”), PANTHER II, INC., an Ohio corporation f/k/a Sokolowski, Inc. (“Panther Sub”), ELITE TRANSPORTATION SERVICES, LLC d/b/a Elite Logistics Worldwide, an Oregon limited liability company (“Elite”), KEY TRANSPORTATION SERVICES, INC., a Texas corporation (“Integres Sub”), INTEGRES GLOBAL LOGISTICS, INC., a Delaware corporation (“Integres”; Borrower, Holdings, Panther Sub, Elite, Integres Sub and Integres are collectively referred to herein as the “Loan Parties” and each individually as a “Loan Party”), ANTARES CAPITAL CORPORATION, a Delaware corporation, as agent (together with its successors and assigns in such capacity, the “Agent”) for the several financial institutions from time to time party to the Credit Agreement (collectively, the “Lenders” and individually each a “Lender”), and for itself as a Lender, and such Lenders.

W I T N E S S E T H:

WHEREAS, Borrower, Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as of January 11, 2006 (as the same has been amended pursuant to (a) that certain Consent, Waiver and First Amendment to Amended and Restated Credit Agreement dated as of July 21, 2006, (b) that certain Second Amendment to Amended and Restated Credit Agreement dated as of February 28, 2007, (c) that certain Consent and Third Amendment to Amended and Restated Credit Agreement dated as of March 20, 2007, (d) that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of May 23, 2007, (e) that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of November 29, 2007, (f) that certain Consent and Sixth Amendment to Amended and Restated Credit Agreement dated as of October 7, 2008, (g) that certain Forbearance Agreement and Seventh Amendment to Credit Agreement dated as of April 6, 2009 and (h) that certain First Amendment to Forbearance Agreement and Eighth Amendment to Credit Agreement dated as of June 29, 2009, and as the same hereafter may be further amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”);

WHEREAS, Agent and the Lenders have been made aware that certain Events of Default have occurred and are continuing pursuant to (i) Section 7.1(c) of the Credit Agreement as a result of Borrower’s failure to comply with (A) the Senior Leverage Ratio covenant set forth in Section 6.2 of the Credit Agreement for the twelve (12) month periods ended March 31, 2009 and June 30, 2009, (B) the Fixed Charge Coverage Ratio covenant set forth in Section 6.3 of the Credit Agreement for the twelve (12) month periods ended March 31, 2009 and June 30, 2009 and (C) the Interest Coverage Ratio covenant set forth in Section 6.4 of the Credit Agreement for the twelve (12) month periods ended March 31, 2009 and June 30, 2009 and (ii) Section 7.1(e) of the Credit Agreement as a result of corresponding events of default under the Subordinated Indebtedness Documents (the Events of Default specified in clauses (i) and (ii), collectively, the

“Designated Events of Default”);

WHEREAS, Borrower has requested that Agent and the Lenders (a) agree to waive the Designated Events of Default and (b) agree to amend the Credit Agreement in certain respects as set forth herein; and

WHEREAS, Agent and the Lenders are willing to make the foregoing waiver and amendments, in each case subject to the terms, conditions and other provisions hereof.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Limited Waiver. Effective as of the date hereof, upon satisfaction of the conditions precedent set forth in Section 5 hereof, and in reliance upon the representations and warranties of the Borrower set forth in the Credit Agreement and in this Amendment, Agent and Required Lenders hereby waive the Designated Events of Default. The foregoing is a limited waiver and the execution and delivery of this Amendment does not (a) constitute a waiver of any term or provision of the Loan Documents, except as expressly set forth above, or (b) constitute a waiver by Agent or any Lender of any of its other rights or remedies under the Loan Documents (all such rights and remedies being expressly reserved).

3. Amendments. Subject to the conditions set forth below, and in reliance upon the representations and warranties of the Loan Parties set forth in the Credit Agreement and in this Amendment, the Credit Agreement is hereby amended as follows:

(a) Section 1.1(b). The last sentence of Section 1.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The foregoing notwithstanding, in no event shall the Maximum Revolving Loan Balance exceed an amount equal to the sum from time to time of (x) $4,504,743, plus (y) the undrawn amount of the Capital Call Agreement (the “Revolver Cap”) until such time, if any, as the Senior Leverage Ratio (as calculated in the manner set forth in Exhibit 4.2(b)), recomputed to reflect a ratio of Senior Indebtedness (as defined in Exhibit 4.2(b)) as of the applicable date to Adjusted EBITDA (as defined in Exhibit 4.2(b)) for the twelve-month period ending as of the last day of the most recent month for which financial statements have been delivered, shall be below 4.00 to 1.00.”

(b) Section 1.1(c). The second sentence of Section 1.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The aggregate amount of Letter of Credit Participation Liability with respect to all Lender Letters of Credit and Letter of Credit Participation Agreements outstanding at any time shall not exceed $5,000,000.”

(c) Section 1.1(c). Section 1.1(c) of the Credit Agreement is hereby further amended by inserting the following sentence to the end of the first paragraph of such subsection:

“If (i) any Lender is a Non-Funding Lender or Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that Non-Funding Lender’s or Impacted Lender’s Lender Letter of Credit Obligations to the other Lenders with a Revolving Loan Commitment would reasonably be expected to cause the Lender Letter of Credit Obligations and Revolving Loans of any Lender to exceed its Revolving Loan Commitment, taking into account the amount of outstanding Revolving Loans and expected advances of Revolving Loans as determined by Agent, then neither Agent nor any Affiliate of Agent shall have a duty to issue or renew any Lender Letter of Credit or Letter of Credit Participation Agreement unless the Non-Funding Lender or Impacted Lender has been replaced, the Lender Letter of Credit Obligations of that Non-Funding Lender or Impacted Lender shall have been cash collateralized, or the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Lender Letter of Credit Obligations will be covered by all Lenders with a Revolving Loan Commitment who are not Non-Funding Lenders or Impacted Lenders.”

(d) Section 1.1(c). Section 1.1(c) of the Credit Agreement is hereby further amended by deleting the second paragraph thereof in its entirety and substituting the following paragraph in lieu thereof:

“The Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Agent immediately for any amounts paid by the Agent (or Affiliate of the Agent) under any Lender Letter of Credit or Letter of Credit Participation Agreement. All amounts paid by the Agent (or Affiliate of the Agent) with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement that are not immediately repaid by the Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate then applicable to Revolving Loans, calculated using the Base Rate and the Applicable Margin then in effect. The Borrower hereby authorizes and directs the Lenders with Revolving Loan Commitments (or if the Revolving Loan Commitments have terminated, who had a Revolving Loan Commitment at the time of such termination), at the Agent’s option, to make a Revolving Loan in the amount of any payment made by the Agent (or Affiliate of the Agent) with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement. If no Lender is a Non-Funding Lender, each Lender agrees to fund its Commitment Percentage of any Revolving Loan made pursuant to this subsection 1.1(c) and, if no such Revolving Loans are made, each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who had a Revolving Loan Commitment at the time of such termination) agrees to purchase, and shall be deemed to have purchased on the date on which it pays to the Agent its ratable portion of any payments made by the Agent (or Affiliate of the Agent), a participation in such Lender Letter of Credit or Letter of Credit Participation Agreement in an amount equal to its ratable share of such Lender Letter of Credit or Letter of Credit Participation Agreement based upon the Revolving Loan Commitments then in effect (or which were in effect at the time the Revolving Loan Commitments terminated) and each Lender agrees to pay to the Agent promptly such share. If any Lender is a Non-Funding Lender, (x) that Non-Funding Lender’s Lender Letter of Credit Obligations shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Lender’s Commitment Percentage had been increased proportionately), and (y) each Lender with a Revolving Loan Commitment that is not Non-Funding Lender agrees to fund its ratable portion (as increased in accordance with the reallocation and assumption required by clause (x) above) of any Revolving Loan made pursuant to the this subsection 1.1 (c) and, if no Revolving Loans are made, each such Lender agrees, upon written notice from the Agent thereof, to purchase, and shall be deemed to have purchased on the date on which it pays to the Agent its pro rata share (as increased in accordance with the reallocation and assumption required by clause (x) above) of any payments made by the Agent (or Affiliate of the Agent) under such Lender Letter of Credit or Letter of Credit Participation Agreement, a participation in such Lender Letter of Credit or Letter of Credit Participation Agreement in an amount equal to its pro rata share (as determined above) of such Lender Letter of Credit or Letter of Credit Participation Agreement; provided that no Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans and outstanding Lenders Letter of Credit Obligations exceeding its Revolving Loan Commitment. The obligations of each Lender set forth in this paragraph shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 2.2 hereof.”

(e) Section 1.8(g). Section 1.8(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(g) Refunding Swing Line Loans. With respect to any outstanding Swing Line Loans incurred in accordance with the terms of this Agreement (for the sake of clarity, any Swing Line Loans incurred without the prior written consent of Required Revolving Lenders as required pursuant to subsection 1.1 (d) after the Borrower or Agent gives notice to Swing Line Lender of an Event of Default, and any Swing Line Loans made in excess of the Swing Line Commitment at the time of making of such Swing Line Loan shall not be deemed to be Swing Line Loans incurred in accordance with the terms of this Agreement), if no Lender with a Revolving Loan Commitment is a Non-Funding Lender, at the request of the Swing Line Lender in its sole and absolute discretion, the Swing Line Lender may, at any time, and is hereby authorized and empowered by the Borrower to, request a Borrowing of Revolving Loans to be made for the purpose of repaying such Swing Line Loans by delivering to the Agent (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m. (Chicago time), one (1) Business Day prior to the proposed Borrowing date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders with Revolving Loan Commitments to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing date in an aggregate amount equal to the amount of the Swing Line Loans requested to be paid (the “Refunded Swing Line Loans”). If any Lender with a Revolving Loan Commitment is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Line Loans shall be reallocated to and assumed by the other Lenders with Revolving Loan Commitments pro rata in accordance with their Commitment Percentages of the Revolving Loans (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and the Commitment Percentage of each other Lender with a Revolving Loan Commitment had been increased proportionately). If any Lender with a Revolving Loan Commitment is a Non-Funding Lender, upon receipt of the notice described above, each Lender with a Revolving Loan Commitment that is not a Non-Funding Lender will be obligated to pay to Agent for the account of the Swing Line Lender its pro rata share of the outstanding Swing Line Loans (increased as described above); provided that no such Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Lender Letter of Credit Obligations (increased as described in subsection 1.1(c)), amount of its participation in Swing Line Loans and its pro rata share of unparticipated amounts in Swing Line Loans (increased as described above) to exceed its Revolving Loan Commitment. Upon receipt of any such notice, the Agent will promptly notify each Lender with a Revolving Loan Commitment (or, if such Revolving Loan Commitments shall have been terminated, with a Revolving Loan Commitment immediately prior to such termination) thereof (which notice shall be given either telephonically (promptly confirmed thereafter by telecopy) or by telecopy). Whether or not the conditions set forth in Section 2.2 or any other condition set forth in this Agreement have been satisfied, and notwithstanding any termination or reduction of the Revolving Loan Commitments, no later than 3:00 p.m. (Chicago time) on the requested Borrowing date, each Lender with a Revolving Loan Commitment (other than the Swing Line Lender, which shall be deemed to have funded its portion of the Revolving Loan requested through a book entry reduction of an equal amount of the outstanding Swing Line Loans) will make available to the Agent an amount, in Dollars in immediately available funds, equal to the amount of the Revolving Loans to be made by such Lender. To the extent the Lenders with Revolving Loan Commitments have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swing Line Lender in like funds as received by the Agent, which shall apply such amounts in repayment of the Refunded Swing Line Loans.

If any Lender (other than a Non-Funding Lender) with a Revolving Loan Commitment fails for any reason whatsoever (other than with respect to Swing

Line Loans not incurred in accordance with the terms of this Agreement as described in the preceding paragraph) to make a Revolving Loan when requested by the Swing Line Lender pursuant to this subsection 1.8(g), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Line Loans and pay to the Swing Line Lender an amount equal to its Commitment Percentage (based on the Revolving Loan Commitments of the Lenders or, if the Revolving Loan Commitments shall have been terminated, the Revolving Loan Commitments immediately prior to such termination) of the aggregate principal amount of Swing Line Loans that were to have been paid with Revolving Loans. Each such Lender with a Revolving Loan Commitment that so purchases a participation in a Swing Line Loan shall thereafter be entitled to receive its pro rata share (based on the amount of such Lender’s participation interest in the Swing Line Loans that were to have been paid with Revolving Loans) of each payment of principal received on such Swing Line Loans and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Swing Line Loan. The several obligations of the Lenders with a Revolving Loan Commitment (or, if such Revolving Loan Commitments shall have been terminated, with a Revolving Loan Commitment immediately prior to such termination) under this subsection 1.8(g) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any such Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, each payment made by a Lender with a Revolving Loan Commitment (or, if such Revolving Loan Commitments shall have been terminated, with a Revolving Loan Commitment immediately prior to such termination) under this subsection 1.8(g) shall be made without any offset, abatement, withholding or reduction whatsoever.”

(f) Section l.ll(c). Section l.ll(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) The failure of any Lender to make any Loan on any date of Borrowing or to otherwise reimburse the Agent for the incurrence of Lender Letter of Credit Obligations, as required pursuant to this Agreement, shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such Borrowing or to otherwise reimburse the Agent for the incurrence of such Lender Letter of Credit Obligations, but, other than as expressly set forth herein, no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing or to otherwise reimburse the Agent for the incurrence of Lender Letter of Credit Obligations. Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Commitment Percentage of any Revolving Loan made after any acceleration of the Obligations with respect to any draw on any Lender Letter of Credit or any payment made under any Letter of Credit Participation Agreement.”

(g) Section l.ll(d). Section l.ll(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Provided that such Lender has made all payments required to be made by it under this Agreement and is otherwise not a Non-Funding Lender, the Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on such Lender’s respective signature page to this Agreement or the applicable Assignment and Acceptance) such Lender’s Commitment Percentage of principal, interest, Commitment Fees and Letter of Credit Participation Fees, in each instance, received by the Agent, promptly after the Agent’s receipt thereof. To the extent any Lender is a Non-Funding Lender, Agent shall be entitled to set off any funding shortfall against any Non-Funding Lender’s Commitment Percentage of all payments received from the Borrower and hold, in a non-interest bearing account, all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Participation Liability have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments included in the determination of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. Moreover, for purposes of determining Required Lenders and calculating the amount of the Commitment Fee, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.”

(h) Sections 2.2(b) and 2.2(c). Sections 2.2(b) and 2.2(c) are hereby amended and restated in their entirety to read as follows:

“(b) Continuation of Representations and Warranties. The representations and warranties made by the Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such Borrowing date, continuation date, Conversion Date or issuance date, with the same effect as if made on and as of such Borrowing date, continuation date, Conversion Date or issuance date (except to the extent such representations and warranties (i) expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) are not true and correct due to events or conditions, the occurrence or existence of which are not prohibited by this Agreement or the other Loan Documents and which do not, in and of themselves, constitute a Default or an Event of Default, or (iii) are qualified by materiality, contain dollar thresholds or have Material Adverse Effect qualifiers, in which case, such representations and warranties shall be true and correct in all respects); and

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, continuation, conversion or issuance.”

(i) Section 4.1(a). Section 4.1 (a) of the Credit Agreement is hereby amended by deleting the proviso at the end thereof in its entirety and substituting the following in lieu thereof:

“provided, however, that the audited financial statements described herein for the fiscal year ended December 31, 2008 shall be delivered no later than September 30, 2009.”

(j) Section 4.2(a). Section 4.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Borrower agrees to deliver to the Agent no later than Tuesday of each week, commencing on the first Tuesday following the Ninth Amendment Effective Date and ending as of December 31, 2010 a rolling thirteen (13) week cash flow forecast on a consolidated basis for Holdings, Borrower and their Subsidiaries, together with a comparison of the corresponding figures for the corresponding periods of the previous week contained in the thirteen (13) week cash flow forecast for such previous week, which shall all be in form and detail reasonably satisfactory to the Agent (the Agent hereby acknowledges that the form and detail of the rolling thirteen (13) week cash flow forecasts previously delivered to the Agent are satisfactory) and shall be certified on behalf of Borrower by a Responsible Officer of Borrower.”

(k) Section 4.2(e). Section 4.2(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) (i) together with each delivery of financial statements pursuant to subsection 4.1(b), a management report, in reasonable detail, signed by the chief financial officer or controller of the Borrower, describing the operations and financial condition of the Borrower and its Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) together with each delivery of financial statements pursuant to subsections 4.1 (a) and (b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;”

(l) Section 4.10. Section 4.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“4.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely as follows: (a) first, to pay a portion of the costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, (b) second, on the Restatement Effective Date, to make a dividend to Holdings, the proceeds of which dividend shall be immediately used by Holdings to pay a portion of the repurchase price relating to the shares of capital stock of Holdings being repurchased pursuant to the Restatement Effective Date Transactions, (c) third, for financing the purchase price of, and the costs and expenses incurred in connection with, Permitted Acquisitions to the extent permitted by clause (g) of the definition thereof, and (d) fourth, for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement, which such proceeds are reasonably anticipated by Borrower to be used and expended within three (3) Business Days of such Borrowing; provided, however, in no event may proceeds of Revolving Loans be used, directly or indirectly, to make an optional prepayment of the Term Loan. The Borrower shall use the proceeds of the Subordinated Indebtedness evidenced by the Subordinated Notes solely as follows: (a) first, to pay a portion of the costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, and (b) second, on the Restatement Effective Date, to make a dividend to Holdings, the proceeds of which dividend shall be immediately used by Holdings to pay a portion of the repurchase price relating to the shares of capital stock of Holdings being repurchased pursuant to the Restatement Effective Date Transactions.”

(m) Section 5.5(g). Section 5.5(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(g) Subordinated Indebtedness not to exceed the original principal amount of the sum of (i) $35,225,000 plus (ii) the aggregate original principal amount not to exceed $2,500,000 of Indebtedness, if any, from time to time advanced pursuant to the Capital Call Agreement, in each case, as the same may be increased due to capitalized interest, evidenced by the Subordinated Notes;”

(n) Section 5.5(i). Section 5.5(i) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the phrase “[Reserved]” in lieu thereof.

(o) Section 5.6(b). Section 5.6(b) of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

“provided, further, that in no event shall the Borrower or such Subsidiary perform or provide any material management, consulting, administrative or similar services to or for any Person other than the Borrower or a Subsidiary of the Borrower or a customer in the Ordinary Course of Business”

(p) Section 5.7. Sections 5.7(c) and 5.7(d) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“(c) payment of directors’ fees in an aggregate amount not to exceed $50,000 in any fiscal quarter of the Borrower commencing after the Ninth Amendment Effective Date and reimbursement of actual, reasonable, out-of-pocket expenses incurred in connection with attending board of director meetings, in each case to individuals who are not employees, consultants or independent contractors of the Borrower, any of its Subsidiaries, the Sponsor, or any of their respective Affiliates (including, with respect to the Sponsor, any Controlled Investment Affiliates);

(d) payment of management fees to Sponsor and its Controlled Investment Affiliates pursuant to the Management Agreement, as in effect on the Ninth Amendment Effective Date, not to exceed, in the aggregate, per annum, the greater of (i) $1,500,000 or (ii) five percent (5%) of EBITDA for the applicable calendar year, payable in equal quarterly installments as provided in the Management Agreement, as in effect on the Ninth Amendment Effective Date, together with reimbursement of actual, reasonable, out-of-pocket expenses and payment of customary investment banking fees in connection with Permitted Acquisitions and financings pursuant to the Management Agreement, as in effect on the Ninth Amendment Effective Date; provided, that no other investment banking fees (other than customary brokers’ fees) have been or will be paid by the Borrower or its Subsidiaries in connection with any such Permitted Acquisition or financing; provided, further, however, that (A) if payments of principal, interest or other amounts due and owing to the Lenders hereunder are not being paid when due, (B) upon notice from the Agent that any Event of Default under subsections 4.1, 4.2(b) or 7.1(c) has occurred and is continuing or would arise as a result of such payment (or automatically while any Event of Default under subsections 7.1(a), 7.1(f), 7.1(g) or 7.1(m)(iv) has occurred and is continuing or would arise as a result of such payment), or (C) the Borrower has elected to pay the entire amount of interest on the Subordinated Indebtedness evidenced by the Subordinated Notes in kind (and not in cash) at the interest rate of 16% per annum on and prior to the Ninth Amendment Effective Date and 17% per annum thereafter, in each case, in accordance with Section 1.1 of the Subordinated Loan Agreement, the fees and expenses (other than actual, reasonable, out-of-pocket expenses) described in this clause (d) shall not be paid; and provided, further, however, that no such fees and expenses (other than actual, reasonable, out-of-pocket expenses) described in this clause (d) shall be paid during the period commencing on the Ninth Amendment Effective Date and continuing until December 31, 2009. Notwithstanding the foregoing, such fees and expenses shall continue to accrue during such period and any such accrued fees and expenses may later be paid (for purposes of clarification, no sooner than on December 31, 2009), but only to the extent that (A) both before and after giving effect to any such payment, (i) the Senior Leverage Ratio, recomputed for the most recent twelve month period ending on or prior to the date of such proposed payment for which financial statements have been delivered pursuant to subsection 4.1 hereof, shall be less than 2.50 to 1.00 for all proposed payment dates on or prior December 31, 2010 and 3.00 to 1.00 thereafter and (2) the Fixed Charge Coverage Ratio, recomputed for the most recent twelve month period ending on or prior to the date of such proposed payment for which financial statements have been delivered pursuant to subsection 4.1 hereof, shall be higher than 1.10 to 1.00 (the events in the foregoing clauses (1) and (2) are referred to collectively as the “Distribution Trigger”) and (B) the Borrower shall have previously paid in cash to the Subordinated Lenders the portion of the interest accruing on the Subordinated Notes at the rate of 12% per annum for the interest period from January 1, 2009 through the date of such proposed payment and provided that the remainder of such interest (i.e., 4% per annum on and prior to the Ninth Amendment Effective Date and 5% per annum thereafter) accruing during such period shall have been capitalized and added to the outstanding principal amount of the Subordinated Notes at the end of each fiscal quarter ending during such period (it being understood and agreed that, for the avoidance of doubt, in no event shall any such accrued fees and expenses (including any amounts which have been compounded or otherwise capitalized) be paid if, at the time of such proposed payment, any of the events described in the second proviso of the immediately preceding sentence shall have occurred and been continuing); and”

(q) Section 5.11(g)(i). Section 5.11(g)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) unless the Borrower shall have exercised its option under Section 1.1 of the Subordinated Loan Agreement to make all payments of interest on the Subordinated Indebtedness evidenced by the Subordinated Notes in-kind (and not in cash), make cash payments of interest on the Subordinated Indebtedness evidenced by the Subordinated Notes to the extent permitted under, and subject to the terms and conditions set forth in, the Subordination Agreement,”

(r) Section 5.11(h). Section 5.11(h) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the phrase “[Reserved]” in lieu thereof.

(s) Section 5.11(i). Section 5.11(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) pay, as and when due and payable, cash payments in amounts required to be paid pursuant to the terms of the Elite Deferred Payment and/or the Elite Earn-Out Obligation in accordance with the provisions of Sections 1.2(c) and 1.2(e) of the Elite Acquisition Agreement as in effect on the Sixth Amendment Effective Date; provided, that all of the following conditions are satisfied at the time of the making of any Elite Deferred Payment and/or Elite Earn-Out Obligation:

(A) prior to the making of such payment, Agent shall have received (i) written notice from Borrower of Borrower’s desire to make such payment, (ii) a written calculation of such payment, together with all other deliveries made to or by Borrower or any of its Subsidiaries under the Elite Acquisition Agreement in respect thereof, and (iii) a certificate by a Responsible Officer stating Borrower and its Subsidiaries are in compliance with the terms hereof and of the Elite Acquisition Agreement in respect of the making of such payment;

(B) without limiting the foregoing, all events and conditions required for such payment under the terms of the Elite Acquisition Agreement to be due and payable shall have occurred and been satisfied (and no conditions thereof shall have been waived or modified without the prior written consent of Agent);

(C) no Default or Event of Default has occurred and is continuing or would arise as a result of the making of such payment;

(D) after giving effect to the making of such payment, the Loan Parties are in compliance on a pro forma basis with the financial covenants set forth in Article VI of the Credit Agreement (recomputed for the most recent quarter for which financial statements have been delivered in accordance with the terms of the Credit Agreement after giving effect thereto as if such payment was made during the period covered thereby);

(E) after giving effect to the making of such payment, the Senior Leverage Ratio, recomputed for the most recent twelve month period ending on or prior to the date of such proposed payment for which financial statements have been delivered pursuant to subsection 4.1 hereof, shall be less than 2.50 to 1.00; and

(F) after giving effect to the making of such payment, Availability is not less than $3,000,000.”

(t) Section 6.2. Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.2 Senior Leverage Ratio. The Borrower shall not permit its Senior Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Senior Leverage Ratio
March 31, 2006	3.50 to 1.00
June 30, 2006	3.50 to 1.00
September 30, 2006	3.50 to 1.00
December 31, 2006	3.50 to 1.00

March 31, 2007	3.35 to 1.00
June 30, 2007	3.50 to 1.00
September 30, 2007	3.50 to 1.00

December 31, 2007	3.50 to 1.00

March 31, 2008	3.25 to 1.00
June 30, 2008	3.00 to 1.00
September 30, 2008	3.35 to 1.00
December 31, 2008	3.35 to 1.00

March 31, 2009	3.25 to 1.00
June 30, 2009	3.20 to 1.00

March 31, 2010	7.50 to 1.00
June 30, 2010	6.50 to 1.00
September 30, 2010	6.25 to 1.00
December 31, 2010	5.50 to 1.00

March 31, 2011 and the last day of each fiscal quarter thereafter	2.50 to 1.00

“Senior Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).”

(u) Section 6.3. Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.3 Fixed Charge Coverage Ratio. The Borrower shall not permit its Fixed Charge Coverage Ratio for the twelve month period (unless otherwise noted in the table below) ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio
March 31, 2006	1.10 to 1.00
June 30, 2006	1.10 to 1.00
September 30, 2006	1.10 to 1.00
December 31, 2006	1.10 to 1.00

March 31, 2007	1.10 to 1.00
June 30, 2007	1.10 to 1.00
September 30, 2007	1.10 to 1.00
December 31, 2007	1.10 to 1.00

March 31, 2008	1.15 to 1.00
June 30, 2008	1.15 to 1.00
September 30, 2008	1.10 to 1.00

December 31, 2008	1.10 to 1.00

March 31, 2009	1.10 to 1.00
June 30, 2009	1.10 to 1.00

March 31, 2010 (for the	1.00 to 1.00
seven month period commencing on
September 1, 2009 through and including
March 31, 2010)
June 30, 2010 (for the	1.05 to 1.00
ten month period commencing on
September 1, 2009 through and including
June 30, 2010)
September 30, 2010	1.10 to 1.00
December 31, 2010	1.05 to 1.00

March 31, 2011 and the last day of each fiscal	1.10 to 1.00
quarter thereafter

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).”

(v) Section 6.4. Section 6.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.4 Interest Coverage Ratio. The Borrower shall not permit its Interest Coverage Ratio for the twelve month period ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Interest Coverage Ratio
March 31, 2006	2.25 to 1.00
June 30, 2006	2.25 to 1.00
September 30, 2006	2.35 to 1.00
December 31, 2006	2.40 to 1.00

March 31, 2007	2.45 to 1.00
June 30, 2007	2.25 to 1.00
September 30, 2007	2.25 to 1.00
December 31, 2007	2.25 to 1.00

March 31, 2008	2.25 to 1.00
June 30, 2008	2.35 to 1.00
September 30, 2008	2.00 to 1.00
December 31, 2008	2.00 to 1.00

March 31, 2009	2.10 to 1.00
June 30, 2009	2.10 to 1.00

March 31, 2010 (for the seven month period commencing on September 1, 2009 through and including March 31, 2010)	1.25 to 1.00
June 30, 2010 (for the ten month period commencing on September 1, 2009 through and including June 30, 2010)	1.25 to 1.00
September 30, 2010	1.25 to 1.00
December 31, 2010	1.25 to 1.00

March 31, 2011 and the last day of each fiscal quarter thereafter	2.30 to 1.00

“Interest Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).”

(w) Section 9.8(a). Section 9.8(a) of the Credit Agreement is hereby amended by deleting the proviso at the end of such paragraph in its entirety and substituting the following in lieu thereof:

“provided, however, notwithstanding anything to the contrary contained herein, any assignment or delegation by a Non-Funding Lender shall be subject to and require the prior written consent of the Agent in all instances; and provided further, however, in all instances, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until:”

(x) Section 9.8. Section 9.8 of the Credit Agreement is hereby amended by inserting the following subsection 9.8(i) at the end of such Section 9.8:

“(i) Notwithstanding anything to the contrary in the foregoing, with respect to a Non-Funding Lender or an Impacted Lender, the Borrower or Agent may obtain a Replacement Lender (as defined herein) and execute an assignment on behalf of such Non-Funding Lender or an Impacted Lender at any time and without prior notice to such Non-Funding Lender or an Impacted Lender and cause its Loans and Commitments to be sold and assigned at par.”

(y) Section 9.10. Section 9.10 of the Credit Agreement is hereby amended by inserting the following sentence after the final sentence of such section:

“If a Non-Funding Lender or Impacted Lender holds any such balance or Property or otherwise receives any such payment for the account of the Borrower or any of its Subsidiaries, such Lender shall turn over such balances, Property or payments to the Agent in an amount that would satisfy the cash collateral requirements set forth in subsection l.ll(d).”

(z) Section 9.22. Section 9.22 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“9.22 Replacement of Lender. Within forty-five (45) days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any default by a Lender in its obligation to make Loans hereunder after all conditions thereto have been satisfied (including, without limitation, any Lender becoming a Non-Funding Lender, or the Agent determinates that any Lender is an Impacted Lender), provided such default shall not have been cured; or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender having Revolving Loans or Term Loan or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Agent and such Affected Lender, Non-Funding Lender, Impacted Lender, or such defaulting or non-consenting Lender, as the case may be, of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, Non-Funding Lender, Impacted Lender, or such defaulting or non-consenting Lender, as the case may be, which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, such Affected Lender, Non-Funding Lender, Impacted Lender, or defaulting or non-consenting Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment and Acceptance pursuant to Section 9.8 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section

9.22 and presentation to such replaced Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment and Acceptance on behalf of such replaced Lender, and any such Assignment and Acceptance so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.8. Upon any such assignment and payment and compliance with the other provisions of Section 9.8, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.”

(aa) Section 11.1. Section 11.1 of the Credit Agreement hereby is amended by substituting the following definitions of the terms set forth below in lieu of the current versions of such definitions contained in Section 11.1 of the Credit Agreement:

““Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $20,000,000, as such amount was reduced to $15,000,000 effective as of the Forbearance Effective Date and as such amount shall be further reduced to $10,000,000 effective as of the Ninth Amendment Effective Date, and as such amount may be further reduced from time to time pursuant to this Agreement.”

““Applicable Margin” means, (a) if a Base Rate Loan, five percent (5.00%) per annum and (b) if a LIBOR Rate Loan, six and one quarter percent (6.25%) per annum. Notwithstanding anything herein to the contrary, Swing Line Loans may not be LIBOR Rate Loans.”

““Loan Documents” means this Agreement, the Notes, the Subordination Agreement, the Capital Call Agreement, the Fee Letter, the Limited Guaranty, the Collateral Documents and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.”

““Subordinated Notes” means (a) those certain 17% Senior Subordinated Notes dated as of the Restatement Effective Date, issued by the Borrower to the Subordinated Lenders in the original aggregate principal amount of $25,100,000 and (b) those certain 17% Senior Subordinated Notes dated as of the Ninth Amendment Effective Date, issued by the Borrower to the Sponsor and Andrew Clarke in the original aggregate principal amount of $10,125,000 and (c) those certain 17% Senior Subordinated Notes from time to time issued pursuant to the Capital Call Agreement, in each case, as the same may be amended, supplemented, restated or otherwise modified from time to time as permitted by the Subordination Agreement and this Agreement, including any notes issued in exchange or substitution thereafter.”

(bb) Section 11.1. Section 11.1 of the Credit Agreement hereby is further amended by inserting the following defined terms therein in appropriate alphabetical order:

““Capital Call Agreement” means that certain Capital Call Agreement, dated as of the Ninth Amendment Effective Date, by and among the Sponsor, Borrower and Holdings in favor of the Agent, on behalf of the Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.”

““Impacted Lender” means any Lender that fails to promptly provide Agent, upon Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.”

““Lender Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Lender Letters of Credit and Letter of Credit Participation Agreements by the Agent (or an Affiliate of the Agent) or the purchase of a participation as set forth in Section 1.1(c) with respect to any Lender Letter of Credit or Letter of Credit Participation Agreements. The amount of such Lender Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.”

““Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.”

““Ninth Amendment” means the Waiver and Ninth Amendment to Credit Agreement dated as of the Ninth Amendment Effective Date among Holdings, the Borrower, Elite, Panther Sub, Integres, Integres Sub, Agent and the Lenders.”

““Ninth Amendment Effective Date” means August    , 2009.” ““Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under any Loan Document within two (2) Business Days after any such payment is due, (b) that has given verbal or written notice to Borrower, Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender or agent) under one or more other syndicated credit facilities or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Agent has determined that such Lender may become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.”

(cc) Section 11.3(c). Section 11.3(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Required Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders; and, provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the terms of this subsection 11.3(c), the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, Borrower, or any of their respective Subsidiaries at “fair value”, as defined therein.”

(dd) Exhibit 1.8(e). Exhibit 1.8(e) to the Credit Agreement is hereby amended by amending and restating the last deduction in the calculation of prepayment amount in its entirety to read as follows:

“Less:	Voluntary principal prepayments of the Term Loan actually paid in cash (to the extent not made with the proceeds of any Subordinated Indebtedness) and permanent reductions of the Revolving Loan Commitment that are accompanied by a cash payment equal to such reduction	$ ”

(ee) Exhibit 4.2(b). The calculation of EBITDA in Exhibit B to Exhibit 4.2(b) to the Credit Agreement is hereby amended by adding the following add-back and note at the end thereof:

“Plus:	Severance payments and other non-recurring restructuring costs and pro forma cost savings as are reasonably acceptable to Agent based upon data presented to Agent to its reasonable satisfaction to the extent deducted in calculating net income (or loss) for such period	$

For all purposes, EBITDA for the months ending on the dates set forth below shall be deemed increased by the following amounts:

January 31, 2009	$219,500
February 28, 2009	$193,000
March 30, 2009	$134,100
April 30, 2009	$123,365
May 31, 2009	$56,410
June 30, 2009	$31,410
July 31, 2009	$18,333
August 31, 2009	$10,000
September 30, 2009	$10,000	”

(ff) Exhibit 4.2(b). The calculation of Adjusted Indebtedness set forth in Exhibit B to Exhibit 4.2(b) to the Credit Agreement is hereby amended by amending and restating the first line item thereof to read as follows:

“Average of the Revolving Loan balance as of the last day of each of the twelve months ended on date of measurement (or, with respect to any measurement date ending on or prior to August 31, 2010, the average of the Revolving Loan balance	$ ”

as of the last day of each calendar month since the Ninth Amendment Effective Date)

4. Financial Covenants. During the period from the date hereof through December 31, 2009, the requirements of Borrower to comply with the financial performance covenants set forth in Article VI of the Credit Agreement for the twelve month measurement periods ending on September 30, 2009 and December 31, 2009 are hereby suspended. Such covenant compliance requirements shall be automatically reinstated with full force and effect for all periods commencing with the twelve month period ending March 31, 2010 and thereafter, in accordance with the terms of the Credit Agreement. Notwithstanding the foregoing, Borrower shall continue to compute and report the results of such financial performance covenants in its Compliance Certificate for each measurement period in 2009.

5. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent or concurrent:

(a) the execution and delivery of this Amendment by each of the Loan Parties, Agent and Required Lenders;

(b) delivery to Agent of evidence in form and substance reasonably satisfactory to Agent of corresponding waivers and amendments to the Subordinated Loan Agreement by the Loan Parties and the Subordinated Lenders;

(c)(i) receipt by Agent on the Ninth Amendment Effective Date of an optional prepayment by Borrower in an amount not less than $6,500,000 (it being agreed that, notwithstanding anything set forth to the contrary in the Credit Agreement or any other Loan Document, such prepayment shall be applied to prepay all remaining scheduled installments of the Term Loan in the direct order of their maturity) and (ii) application by Borrower of an additional $3,500,000 to pay transaction costs, repayments of the Revolving Loans and general working capital liquidity needs of Borrower and its Subsidiaries;

(d) receipt by Agent on the Ninth Amendment Effective Date of a non-refundable amendment fee in the amount of $371,490.16, which fee is due and payable in full on the date hereof and shall be distributed by Agent to Lenders signatory to this Amendment promptly after the date hereof in accordance with such Lenders’ pro rata share of the Obligations;

(e) delivery to Agent of evidence in form and substance reasonably satisfactory to Agent of Borrower’s receipt of at least $10,000,000 of the proceeds of the Subordinated Indebtedness advanced not more than three (3) Business Days prior to the Ninth Amendment Effective Date;

(f) receipt by Agent of the Reaffirmation of and Fifth Amendment to Subordination Agreement by each Loan Party, each Subordinated Lender and the Agent;

(g) receipt by Agent of the Capital Call Agreement by Sponsor, Borrower and

Holdings;

(h) receipt by Agent of certified copies of the Subordinated Indebtedness Documents of even date hereof which shall be in form and substance reasonably satisfactory to Agent; and

(i) receipt by Agent of all accrued and unpaid reasonable fees, costs and expenses due to Agent and Lenders in connection with the negotiation, execution and delivery of this Amendment and any related document.

6. Representations and Warranties. Each Loan Party, jointly and severally, hereby represents and warrants to Agent and each Lender as follows:

(a) Such Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) Such Loan Party has the power and authority to execute, deliver and perform its obligations under this Amendment and each other document, agreement and instrument executed by such Loan Party in connection with each of the foregoing;

(c) the execution, delivery and performance by such Loan Party of this Amendment and each other document, agreement and instrument executed by such Loan Party in connection with each of the foregoing have been duly authorized by all necessary action;

(d) this Amendment and each other document, agreement and instrument executed by such Loan Party in connection with each of the foregoing constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability; and

(e) after giving effect to the waiver set forth in Section 2 of this Amendment, no Default or Event of Default exists.

7. No Waiver. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Agent and Lenders reserve all rights, privileges and remedies under the Loan Documents. The Credit Agreement and other Loan Documents remain unmodified and in full force and effect.

8. References. Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement, including, without limitation, any Loan Document, shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

9. Counterparts. This Amendment may be executed and delivered via facsimile with the same force and effect as if an original were executed and may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrower and each other Loan Party and their successors and assigns and the Agent and the Lenders and their successors and assigns.

11. Further Assurances. Each Loan Party hereby agrees from time to time, as and when requested by the Agent or Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment.

12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

13. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

14. Reaffirmation. Each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby: (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations. Each of the Loan Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as specifically provided hereunder, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations. Effective as of the Ninth Amendment Effective Date, the Limited Guaranty, dated as of April 6, 2009, by and between the Sponsor and the Agent, as now in effect, is hereby terminated and without further force or effect.

– Remainder of Page Intentionally Blank; Signature Page Follows –

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BORROWER:		HOLDINGS:

PANTHER II TRANSPORTATION, INC., an Ohio corporation		PANTHER EXPEDITED SERVICES, INC., a Delaware corporation f/k/a PTHR Holdings, Inc.

By:	/s/ Roy Showman	By:	/s/ Roy Showman
Name:	Roy Showman	Name:	Roy Showman
Title:	CFO	Title:	CFO

PANTHER SUB:		INTEGRES:

PANTHER II, INC., an Ohio corporation f/k/a Sokolowski Inc.		INTEGRES GLOBAL LOGISTICS, INC., a Delaware corporation

By:	/s/ Roy Showman	By:	/s/ Roy Showman
Name:	Roy Showman	Name:	Roy Showman
Title:	CFO	Title:	CFO

INTEGRES SUB:		ELITE:

KEY TRANSPORTATION SERVICES, INC., a Texas corporation		ELITE TRANSPORTATION SERVICES, LLC d/b/a Elite Logistics Worldwide, an Oregon limited liability company

By:	/s/ Roy Showman	By:	/s/ Roy Showman
Name:	Roy Showman	Name:	Roy Showman
Title:	CFO	Title:	CFO

Signature Page to Waiver and Ninth Amendment

AGENT AND LENDERS:

ANTARES CAPITAL CORPORATION, a Delaware corporation, as a Lender and as Agent

By:	/s/ Brian E. Sommerfeld
Name:
Title:	Duly Authorized Signatory

Signature Page to Waiver and Ninth Amendment

OFS Funding, LLC

By:	Orchard First Source Capital, Inc.
Its:	Attorney in Fact

By:	/s/ Robert S. Palmer
Name:	Robert S. Palmer
Title:	Managing Director

Signature Page to Waiver and Ninth Amendment

OFSI Fund III, Ltd.
By:	Orchard First Source Capital, Inc.
Its:	attorney in fact
	By:	/s/ Robert S. Palmer
	Name:	Robert S. Palmer
	Title:	Managing Director

Signature Page to Waiver and Ninth Amendment.

BABSON CLO LTD. 2005-I
BABSON CLO LTD. 2005-II
BABSON CLO LTD. 2005-III
BABSON CLO LTD. 2006-I
BABSON MID-MARKET CLO LTD. 2007-II
LOAN STRATEGIES FUNDING LLC, as Lenders
By: Babson Capital Management as
Collateral Manager

By:	/s/ Stephen R.B. Rixham
Name:	Stephen R.B. Rixham
Title:	Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as a Lender
By: Babson Capital Management as Investment Advisor

By:	/s/ Stephen R.B. Rixham
Name:	Stephen R.B. Rixham
Title:	Director

Signature Page to Waiver and Ninth Amendment

ORIX FINANCE CORP., as a Lender

By:	/s/ Christopher Smith
Name:	Christopher Smith
Title:	Authorized Representative

Signature Page to Waiver and Ninth Amendment

Pangaea CLO 2007-1 LTD.

By Pangaea Asset Management, LLC,

its Collateral Manager

By:	/s/ Mark S. Maglaya
Name:	Mark S. Maglaya
Title:	Assistant Secretary

Signature Page to Waiver and Ninth Amendment

Sargas CLO II LTD.

By Pangaea Asset Management, LLC,

its Collateral Manager

By:	/s/ Mark S. Maglaya
Name:	Mark S. Maglaya
Title:	Assistant Secretary

Signature Page to Waiver and Ninth Amendment

M&I MARSHALL & ILSLEY BANK, as a Lender

By:	/s/ Stephen E. Kalmer
Name:	Stephen E. Kalmer
Title:	Vice President

Signature Page to Waiver and Ninth Amendment

Bank of America NA. as successor to LaSalle Bank National Association,

as a Lender

By:	/s/ John P. Wofford
Name:	John P. Wofford
Title:	Vice President

Signature Page to Waiver and Ninth Amendment

ANTARES FUNDING, L.P.

By:	The Bank of New York Trust Company, N.A., as Trustee of the Antares Funding Trust created under the Trust Agreement dated as of November 30, 1999, as a Lender

	By:	/s/ Paul Raj
	Name:	Paul Raj
	Title:	Vice President

Signature Page to Waiver and Ninth Amendment

NAVIGATOR CDO 2003, LTD., as a Lender

By:	GE Asset Management Inc., as Collateral Manager

	By:	/s/ John Campos
	Name:	John Campos
	Title:	Authorized Signatory

NAVIGATOR CDO 2005, LTD., as a Lender

By:	GE Asset Management Inc., as Collateral Manager

	By:	/s/ John Campos
	Name:	John Campos
	Title:	Authorized Signatory

NAVIGATOR CDO 2006, LTD., as a Lender

By:	GE Asset Management Inc., as Collateral Manager

	By:	/s/ John Campos
	Name:	John Campos
	Title:	Authorized Signatory

Signature Page to Waiver and Ninth Amendment